Exhibit 5.1

April 7, 2003

The Cooper Companies, Inc.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, California 94588

Re:	Registration Statement on Form S-8; 3,300,000 additional shares of Common Stock, par value $.10 per share

Ladies and Gentlemen:

In connection with the registration of 3,300,000 additional shares of common stock of The Cooper Companies, Inc. (the “Company”), par value $.10 per share (the “Shares”), issuable under The Cooper Companies, Inc. Amended and Restated 2001 Long Term Incentive Plan (the “Plan”), and 1,650,000 rights (the “Rights”) to acquire an aggregate of 16,500 shares of the Company’s Series A Junior Participating Preferred Stock attached to the Shares, under the Securities Act of 1933, as amended (the ”Act”), on Form S–8 filed with the Securities and Exchange Commission (the “Commission”) on April 7, 2003 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, have assumed with respect to the issuance or sale of the Shares that such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof:

1.    The Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance

April 7, 2003

LATHAM & WATKINS LLP

and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and non-assessable.

2.    The Rights have been duly authorized for issuance by all necessary corporate action of the Company, and, assuming the Shares bear the legend required by the Rights Agreement dated as of October 29, 1997, as amended, between the Company and American Stock Transfer & Trust Company, the Rights will be validly issued.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    Latham & Watkins LLP